EXECUTION AMENDMENT TO CUSTODY AGREEMENT This Amendment is made and entered into as of February 3, 2026 (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York State charted bank (“BNY”), and each fund listed on Schedule I attached hereto (each individually, a “Fund” and, “Customer”). BNY and Customer are collectively referred to as the “Parties” and individually as a “Party”. RECITALS WHEREAS, Customer and BNY are parties to that certain Custody Agreement dated as of May 2, 2023 (the “Agreement”), pursuant to which Customer has appointed BNY as the custodian of certain of its assets and BNY provides for the Funds identified on Appendix I thereto the services described therein; and WHEREAS, Customer wishes to appoint BNY as the custodian of certain of its assets with respect to certain additional Funds hereafter identified to BNY on Schedule I, and BNY is willing to provide such services on the terms and conditions set forth therein; NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows: 1. The Agreement is hereby amended as of the Effective Date by adding the following Fund as a party to the Agreement: Global X Commodity Strategy Subsidiary Limited 2. The Agreement is hereby amended as of the Effective Date by deleting Schedule I of the Agreement in its entity and replacing it with Schedule I as attached hereto. 3. Customer and BNY hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement. 4. Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. 5. Any capitalized terms not defined herein shall have their respective meanings as assigned in the Agreement. 6. The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transaction, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an imagine, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment. [Signature page follows.] Column A - 2.0 Agreements 1

Column A - 2.0 Agreements 2

SCHEDULE I Global X Commodity Strategy Subsidiary Limited Global X Bitcoin Strategy Subsidiary I Limited Global X Bitcoin Covered Call Subsidiary Limited Column A - 2.0 Agreements 3